Exhibit 99.1

Contacts:
	William B. Skoglund Chairman, President and CEO Old Second Bancorp, Inc. (630) 892-0202	J. Douglas Cheatham Executive Vice President and CFO Old Second Bancorp, Inc. (630) 892-0202

FOR IMMEDIATE RELEASE

OLD SECOND BANCORP, INC. ANNOUNCES

TERMINATION OF EXCHANGE OFFER

Aurora, Illinois (August 20, 2010) — Old Second Bancorp, Inc. (the “Company”) (NasdaqGS: OSBC) announced today that it has terminated its offer to exchange (the “Exchange Offer”) a portion of the $31.6 million outstanding liquidation amount of the 7.80% Capital Securities (the “Capital Securities”) issued by Old Second Capital Trust I (NasdaqGS: OSBCP) for newly issued shares of common stock of the Company without accepting for exchange or exchanging any of the Capital Securities.  Capital Securities previously tendered pursuant to the terms and conditions of the Exchange Offer will be promptly returned to the tendering holders.

As described in the Offering Memorandum, dated June 22, 2010, and related Letter of Transmittal (the “Exchange Offer Documents”) pursuant to which the Exchange Offer was made, the number of shares of common stock to be issued for each $10.00 liquidation amount of Capital Securities accepted in the Exchange Offer was to be based on the average volume weighted average price of the Company’s common stock for each of the five consecutive trading days ending on and including the second trading day immediately preceding the expiration date.  On July 30, 2010, in part due to a decline in the Company’s stock price since commencing the offer, the Company chose to extend the expiration date of the Exchange Offer from 11:59 p.m., New York City time, on Monday, August 2, 2010 to 11:59 p.m., New York City time, on Monday, August 23, 2010.  Since that time, the Company’s common stock has continued to trade at price levels lower than those at the commencement of the Exchange Offer.  As a result, the Board of Directors has determined that consummating the Exchange Offer would not be in the best interest of the Company and its stockholders, due to the high level of dilution existing stockholders would experience.

As noted in the Company’s June 22, 2010 press release announcing the commencement of the Exchange Offer, the Exchange Offer was only one component of a multi-faceted capital strategy designed to strengthen the Company’s capital position.  Although the Board of Directors has determined to terminate the Exchange Offer, it continues to evaluate the Company’s overall capital strategy and explore all available alternatives.

This press release does not constitute an offer to buy securities, nor shall there be any offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Old Second Bancorp, Inc.

Old Second Bancorp, Inc., is a financial services company with its headquarters located in Aurora, Illinois.  The Company is the holding company for Old Second National Bank, a national banking organization headquartered in Aurora, Illinois, which provides commercial, treasury management and retail banking services, as well as trust and wealth management services, through offices located in Cook, Kane, Kendall, DeKalb, DuPage, LaSalle and Will counties in Illinois.  Old Second’s common stock is traded on the NASDAQ Global Select Market under the symbol OSBC.  Additional information concerning Old Second can be accessed on the internet at www.oldsecond.com.